Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Invesco QQQ Trust SM , Series 1 (ticker: “QQQ”) and the SPDR ® S&P 500 ® ETF Trust (ticker: “SPY”) Pricing date: July 26, 2021 Valuation dates: Monthly Maturity date: October 31, 2022 Contingent coupon: 6.00% per annum, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 75% of its initial underlying value, for each underlying Knock - in value : 75% of its initial underlying value, f or each underlying Knock - in event: The closing value of any underlying is less than its knock - in value on any day from the pricing date through the final valuation date Equity ratio: The stated principal amount divided by the initial underlying value Automatic early redemption: If on any autocall date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates, beginning after six months CUSIP / ISIN: 17328NTH1 / US17328NTH16 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has not occurred : $1,000 • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred: a fixed number of underlying shares of the worst performing underlying on the final valuation date equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock - in event has occurred, you will receive underlying shares (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 7, 2021 * A ssumes the interim valuation date is also an autocall date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.25 Year Autocallable Contingent Coupon Securities Linked to the Worst of QQQ and SPY Hypothetical Interim Payment per Security Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity if Knock - in Event Has Not Occurred Hypothetical Payment at Maturity or Cash Value of Underlying Shares at Maturity if Knock - in Event Has Occurred 100.00% $1,000.00 $1,000.00 75.00% $1,000.00 $1,000.00 50.00% $1,000.00 $1,000.00 25.00% $1,000.00 $1,000.00 0.00% $1,000.00 $1,000.00 - 15.00% $1,000.00 $850.00 - 25.00% $1,000.00 $750.00 - 25.10 % N/A $749.00 - 50.00% N/A $500.00 - 100.00% N/A $0.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Interim Valuation Dates Hypothetical Payment for Interim Valuation Date Hypothetical Redemption* 100.00% $1,005.00 Redeemed 50.00% $1,005.00 Redeemed 25.00% $1,005.00 Redeemed 0.00% $1,005.00 Redeemed - 5.00% $5.00 Securities not redeemed - 10.00% $5.00 Securities not redeemed - 25.00% $5.00 Securities not redeemed - 25.10% $0.00 Securities not redeemed - 50.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock - in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the final valuation date, you will be fully exposed to any depreciation of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock - in event has occurred, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the worst performing underlying on the final valuation date (or, in our sole discretion, cash based on its final underlying value) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.